SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    ALTERNATIVE INVESTMENT FUNDS

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                  c/o      U.S. Bancorp Mutual Fund Services LLC
                           615 East Michigan Street
                           Milwaukee, WI 53202

Telephone Number (including area code): (414) 765-5025

Name and Address of agent for service of process:

                           Steven R. Samson
                           Alternative Investment Partners LLC
                           142 Hardscrabble Lake Drive
                           Chappaqua, New York 10514

Check Appropriate Box:

                           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X                         NO       ___
                                   ---



                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York on the 15th day of April, 2002.


                     Signature: ALTERNATIVE INVESTMENT FUNDS



                                                     By: /s/ Steven R. Samson
                                                        ------------------------
                                                              Steven R. Samson
                                                              Trustee